UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 28, 2014

Era Group Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-35701	72-1455213
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

818 Town & Country Blvd., Suite 200 Houston, Texas	77024
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(281) 606-4900

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction  A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)

On August 28, 2014, Era Group Inc. (the “Company”) announced that Sten L. Gustafson resigned as Chief Executive Officer and as a member of the Company’s Board of Directors (the “Board”) effective August 29, 2014. A copy of the press release announcing the departure is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

(c)

Effective August 29, 2014, the Board appointed Christopher S. Bradshaw, Executive Vice President and Chief Financial Officer of the Company, to the position of acting Chief Executive Officer of the Company while the Board identifies a permanent Chief Executive Officer to replace Mr. Gustafson. Mr. Bradshaw will also retain his duties as Chief Financial Officer of the Company.

Mr. Bradshaw, age 37, has served as Executive Vice President and Chief Financial Officer of the Company since October 2012. From 2009 until 2012, Mr. Bradshaw served as Managing Partner and Chief Financial Officer of U.S. Capital Advisors LLC, an independent financial advisory firm. Prior to co-founding U.S. Capital Advisors, he was an energy investment banker at UBS Securities LLC, Morgan Stanley & Co., and PaineWebber Incorporated. In addition, Mr. Bradshaw is an officer and director of certain of the Company’s joint ventures and subsidiaries.

There is no arrangement or understanding with any other person pursuant to which Mr. Bradshaw was appointed as acting chief executive officer, and there are no family relationships between Mr. Bradshaw and any director or executive officer of the Company. Additionally, there are no transactions involving Mr. Bradshaw that would be required to be reported under Item 404(a) of Regulation S-K.

(e) Compensatory Arrangements of Certain Officers

In connection with his departure, Mr. Gustafson and the Company entered into a Separation and Consulting Agreement (the “Separation and Consulting Agreement”) dated as of August 28, 2014. Pursuant to the Separation and Consulting Agreement, Mr. Gustafson’s employment with the Company ceased effective as of August 29, 2014 (the “Separation Date”).

The Separation and Consulting Agreement provides Mr. Gustafson with the following principal severance benefits, contingent upon Mr. Gustafson’s execution and delivery of a customary release of claims: (i) a lump sum cash payment of $410,000 in respect of previously awarded but deferred incentive cash bonuses, plus any interest accrued thereon; (ii) a cash payment in respect of accrued but unused vacation time through the Separation Date; (iii) 72,250 shares of unvested Company restricted common stock held by Mr. Gustafson will vest and become non-forfeitable; and (iv) Mr. Gustafson’s unvested stock options to acquire 95,000 of the Company’s shares will vest, become exercisable and remain exercisable through the earlier of the 90th day after the end of the Consulting Period (as defined below) and the expiration of the original term of the applicable stock option.

Under the terms of the Separation and Consulting Agreement, Mr. Gustafson will serve as a consultant to the Company, on an as-needed basis regarding the Company’s business and operations and the transition of his duties, from August 30, 2014 to August 31, 2015; provided that the consulting term will expire earlier upon his death, disability or election to terminate his consulting services to the Company or upon Mr. Gustafson commencing employment or otherwise becoming engaged on a full-time basis elsewhere after March 31, 2015 (as applicable, the “Consulting Period”). For these services, Mr. Gustafson will receive a consulting fee of $35,000 per month.

Pursuant to the Separation and Consulting Agreement, Mr. Gustafson is required to comply with certain restrictive covenants regarding nondisclosure of Company information, non-disparagement, non-competition and non-solicitation of Company customers and employees.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description

99.1	Press Release issued August 28, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Era Group Inc.

By: /s/ Christopher S. Bradshaw
Name:     Christopher S. Bradshaw

Title:	Acting Chief Executive Officer and Chief Financial Officer

Date:  August 28, 2014

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued August 28, 2014